Exhibit 99.1

INTERCONTINENTAL

BANK SHARES CORPORATION

6810 Military Drive West

San Antonio, Texas 78227

(210) 645-3700

October 27, 2006

Coastal Bancshares Acquisition Corp.

Attn: Cary M. Grossman

9821 Katy Freeway

Houston, Texas 77024

Re:	Agreement and Plan of Reorganization by and between Coastal
Bancshares Acquisition Corp. and Intercontinental Bank Shares
Corporation, dated April 5, 2006

Dear Mr. Grossman:

Reference is made to that certain Agreement and Plan of Reorganization dated April 5, 2006, as amended by the First Amendment to Agreement and Plan of Reorganization (together the “Agreement”), by and between Coastal Bancshares Acquisition Corp. (the “Parent”) and Intercontinental Bank Shares Corporation (the “Company”). Capitalized terms used but not defined in this letter shall have the meaning assigned such term in the Agreement.

Pursuant to Section 9.01D of the Agreement, the Agreement and the transactions contemplated by the Agreement may be terminated and abandoned by either the Parent or the Company if, among other reasons, Parent Stockholder Approval is not obtained at a duly called meeting of the Parent’s stockholders for that purpose. The effect of termination, as provided in Section 9.02 of the Agreement, is that the Agreement becomes null and void and shall have no further effect, and neither the Parent nor the Company shall have any obligation or liability thereunder, except as set forth in Section 9.03 of the Agreement.

Unfortunately, because Parent Stockholder Approval was a condition precedent of the transaction to both the Parent (under Section 2.08 of the Agreement) and the Company (under Section 3.04 of the Agreement), and because Parent Stockholder Approval was not obtained, the Company hereby notifies the Parent of its election to terminate the Agreement and the transactions contemplated thereby pursuant to Section 9.01D of the Agreement. As a result of the Company’s termination of the Agreement, and pursuant to Section 9.03 of the Agreement, the Parent is obligated to promptly pay to the Company a termination fee (the “Termination Fee”) in the aggregate amount of (a) $200,000 increased by the amount determined under Section 1.05(b)(ii) of the Agreement, $5,000 a day for twenty-two days, plus (b) (b) legal fees actually incurred by the Company in connection with the transactions contemplated by the Agreement, up to the date of this termination notice. Based upon an accounting by the Company and its legal counsel, legal fees incurred by the Company in connection with transactions contemplated by this Agreement total $75,000 through October 27, 2006 at 5:00 p.m., the effective date of this termination notice. Consequently, the total Termination Fee determined pursuant to Section 9.03 of this Agreement, as of October 27, 2006, is $385,000. We request that the Termination Fee be delivered via wire transfer to:

Coastal Bancshares Acquisition Corp.

October 27, 2006

Intercontinental National Bank
6810 Military Drive West
San Antonio, Texas 78227

Telephone (210) 645-3700

Fed R/T Number:	114000899
Account Number:	17996

Beneficiary:	Intercontinental Bank Shares Corporation

If you have any questions concerning the subject matter of this letter, please do not hesitate to contact me.

Sincerely,

/s/ Steven J. Pritchard
Steven J. Pritchard
Chairman and Chief Executive Officer

cc:	Jenkens & Gilchrist, P.C.
Attn: Gregory J. Schmitt and Peter G. Weinstock
1445 Ross Avenue
Suite 3700
Dallas, Texas 75202

Charles E. Greef
Robert N. Flowers